Exhibit 99.1

June 14, 2016

Shutterfly, Inc. Board of Directors:

Please accept this letter as a formal notice of my decision to resign as Non-Executive Chairman and as a member of the Board of Directors of Shutterfly, Inc. at the annual meeting on June 21, 2016. My decision to resign is not due to a disagreement with the company on any matter related to its operations, policies or practices. It has been a privilege to serve as chairman of the board and interim CEO. Over the last nine years, we have built tremendous management teams and strong brands that are well positioned for future profitable growth. During my tenure as interim CEO, I worked closely with the talented Shutterfly team. It was a rewarding experience both personally and professionally. With the arrival of Chris North as CEO, I know that the leadership of the company is in good hands and have confidence that he and the team will continue to profitably grow the company and increase shareholder value. Knowing that Shutterfly is in good hands, it is time for me to move on.

Sincerely,

/s/ Philip A. Marineau
Philip A. Marineau